Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
D-Wave Quantum Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities
Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Equity	Common Shares, $0.0001 par value(1)	457(o)	—	(2)	$37,787,854(1)	0.0001531	$5,785.32
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts				$37,787,854(1)		$5,785.32
	Total Fees Previously Paid						$-
	Total Fee Offsets						$-
	Net Fee Due						$5,785.32
(1)Reflects up to $37,787,854 in shares of Common Stock, par value $0.0001 per share (the “Common Shares”) of D-Wave Quantum Inc. (the "Company"), to be sold by the Company to Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to the purchase agreement, between the Company, D-Wave Systems Inc. (“D-Wave Systems”), DPCM Capital Inc. (“DPCM”) and Lincoln Park, dated June 16, 2022.
(2)Excluded in accordance with Rule 457(o) under the Securities Act.